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                         THE FIRST AUSTRALIA FUND, INC.
                         ------------------------------
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


Due to  overwhelming  demand...we  introduce  a new  publication  This  Week  In
Australia,   to  keep  you  up-to-date   with  economic  and  market  news  from
"down-under".


[GRAPHIC OMITTED]


                                                                  [LOGO]
THIS WEEK IN AUSTRALIA                                          EQUITILINK
oooooooooooooooooooooooooooooooooooooooooooooooooo         INVESTMENT MANAGEMENT

Week ending March 12, 1999
--------------------------

ECONOMIC NEWS

o Australia recently reported stronger than expected economic growth for the December quarter of 1.1% versus market expectations of 0.6%. The average annual GDP growth for 1998 was 4.9%. The market expects some easing of economic growth, to 3.2% in 1999.

o The GDP deflator, an indicator of inflationary pressures, was negative for the second consecutive quarter.

o Employment figures released on Thursday showed employment increased by 32,900 in February which was near market expectations of 25,000.

CORPORATE NEWS

o Corporate tax is currently being reviewed by Parliament. The Treasurer has suggested that the corporate tax rate should be reduced from 36% to 30%. The concession is that the accelerated appreciation allowance be abolished.

o Telstra Corporation Ltd. presented a good result, with fiscal first-half net profits up 12.2%. Telstra said its business was coming under increasing pressure from competition, but its national long-distance, data and mobile revenues were strong.

MARKETS

o The Australian stockmarket rallied over the week, due to generally strong results this reporting season.

o    The Australian dollar rallied, boosted by stronger commodity prices.

o    Australian bond yields declined, led by lower US treasury yields.



-----------------------------------------------------------------------------------------------------------------------------------
                          |            |                |                |                 |                   |
                          |            |                |                |                 |                   |
             %            |    Current |   1      Week  |   1      month |   3      months |   6       months  |   1     Year
            ---           |    ------- |  ---     ----  |  ---     ----- |  ---     ------ |  ---      ------  |  ---    ----
                          |            |                |                |                 |                   |
ASX All Ordinaries        |     2951   |  2885    +2.3% |  2867    +2.9% |  2730     +8.1% |   2468     +19.5% |  2715     +8.7%
ASX All Industrials       |     5322   |  5232    +1.7% |  5179    +2.8% |  4922     +8.1% |   4340     +22.6% |  4658    +14.3%
ASX All Resources         |     1007   |   953    +5.6% |  970     +3.8% |   934     +7.8% |   958      +5.1%  |  1164    -13.5%
Australian Dollar         |    0.6370  | 0.6264   +1.7% | 0.6480   -1.7% | 0.6208    +2.6% |  0.5983    +6.5%  | 0.6662    -4.4%
                          |            |                |                |                 |                   |
-----------------------------------------------------------------------------------------------------------------------------------



OUTLOOK

o The key to the Australian dollar in the short-term is commodity prices, which are starting to show signs of improvement.

o The outlook for the Australian stockmarket remains positive, with stronger growth and benign inflationary pressures, supporting earnings growth.

--------------------------------------------------------------------------------
The discussion of economic and market news is based on information believed to be accurate, but EquitiLink does not give any warranty in relation to the accuracy or reliability of such information. That discussion, as well as the discussion of outlook, which represents the views of EquitiLink, is subject to change as market and economic events unfold.

                                     -more-

The First Australia Fund, Inc. and certain other persons named below may solicit proxies to (a) elect five directors to serve as Class II Directors for a three-year term, (b) ratify the selection of independent auditors, and (c) vote against certain shareholder proposals. The participants in this solicitation may include the directors of the Fund: Anthony E. Aaronson, Sir Roden Cutler, David Lindsay Elsum, Rt. Hon. Malcolm Fraser, Laurence S. Freedman (Chairman), Michael
R. Horsburgh,  Harry A. Jacobs, Jr., Howard A. Knight, Richard H. McCoy, Neville
J. Miles, William J. Potter, John T. Sheehy, Brian M. Sherman (President), of whom Messrs. Fraser, Jacobs, Knight, McCoy and Sherman are nominees as Class II Directors; the other executive officers of the Fund: (David Manor, Treasurer, Ouma Sananikone-Fletcher, Assistant Vice President - Chief Investment Officer, and Barry G. Sechos, Assistant Treasurer); and the following employees of EquitiLink Australia Limited, the Fund's Investment Adviser: Craig A. Hood, Director - Head of Equities, Irfan N. Kahn, Product Manager - Overseas Funds, Munib Madni, Equity Portfolio Manager, and Vincent John Parrott, Director - Business Operations.

As controlling shareholders of EquitiLink International Management Limited, the Fund's Investment Manager, Messrs. Freedman and Sherman share investment and voting power for 46,062 shares of the Fund owned by EquitiLink International
Management Limited. As of the date of this communication, none of the participants named above owns individually or in the aggregate in excess of 1% of the total outstanding shares of the Fund.

Messrs.  Freedman,  Sherman,  Manor,  Sechos, Hood, Khan, Madni, Parrott and Ms.
Sananikone-Fletcher may be deemed to have a substantial interest in the shareholder proposals because of their share ownership in, or any employment relationship with, the Fund's Investment Manager or Investment Adviser.


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